March 8, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Form 8-K dated March 8, 2019 of Life on Earth, Inc. and are in agreement with the statements contained therein as it regards our firm.  We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Yours truly,

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP